Exhibit 1.06

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Investor Relations	Media Relations
Monish Bahl CDC Corporation (678) 259-8510 monishbahl@cdcsoftware.com	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software’s Ross Enterprise Solutions Expanded to Address Additional Requirements in Generic Pharmaceuticals

Industry-specific solutions for contracts, chargebacks and rebate management gain momentum with generic pharmaceutical manufacturers

ATLANTA, Mar. 14, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a global provider of industry-specific enterprise software applications and consulting services, today announced that its new solutions for contracts, chargebacks and rebate management, part of the Ross Enterprise suite for Life Sciences, have attracted an increasing number of generic pharmaceutical manufacturers since its launch late last year.

Generic pharmaceutical companies have selected Ross Enterprise for Life Sciences, a suite of industry-specific software applications tailored specifically for the Life Sciences industry, to improve pricing compliance accuracy, monitor performance and ensure contract compliance with wholesalers, as well as improve profits by reducing revenue leakage. Some of the new generic pharmaceutical customers in 2006 include: ANI Pharmaceuticals; Aurobindo Pharmaceuticals; Interpharm, Inc.; RxElite, Inc.; and Precision Dose, Inc., a generic pharmaceutical re-packager.

CDC Software’s growing success in generic pharmaceuticals is attributed to its long-standing commitment to the life sciences industry and established track record with pharmaceutical and biotech manufacturers, both in the U.S. and abroad. Many of these companies are leveraging the full Ross Enterprise suite of applications while others have deployed departmental solutions to address planning and scheduling, materials management and manufacturing operations in support of their initiatives related to Good Manufacturing Practices (GMP).

Expanding the depth of the Ross Enterprise suite to further address the unique needs of the generic pharmaceuticals vertical industry, the contracts, chargebacks, and rebate management applications address a broad set of requirements related to pricing compliance. The contracts and chargebacks application manages the deductions taken by wholesalers based on the price variance between the wholesaler contract and the end-customer contract (such as for chain retailers or Group Purchasing Organizations). Specific challenges addressed by the Ross Enterprise chargebacks application include data volume, non-standard pricing, management fees and rebates, and regulatory compliance. The software provides real-time membership and pricing data, automatic chargeback validation, standard EDI transactions, automatic updates and full integration to AR and GL, automatic fee and rebate accruals, validation of fee and rebate payments, Medicare/Medicaid reporting, and comprehensive reporting and analysis to assist with contract performance, contract negotiations, pricing compliance, and AMP calculations.

“CDC Software is the only enterprise software company that now offers contracts, chargebacks and rebate management solutions specifically tailored for the U.S. market in generic pharmaceuticals,” said Michael Webster, director of Life Sciences for CDC Software. “Deductions from chargebacks can range from 2 to 15 percent of gross revenue, which can cut significantly into net profits. In addition, without accurate adjudication of chargebacks, manufacturers are unable to demonstrate pricing compliance to Medicare and Medicaid. There are numerous examples of fines that range from tens of millions to hundreds of millions of dollars for improper government pricing. Revenue leakage, Sarbannes Oxley controls, and the need for corporate risk abatement is driving the need for automation. Using the Ross Enterprise solution, which supports chargebacks and pricing compliance, our customers are able to consolidate multiple systems such as ERP, electronic batch records, chargebacks, and analytics into one application set, which can easily save hundreds of thousands of dollars for emerging biotechnology and pharmaceutical companies.”

“We made the choice to partner with CDC Software based on its track record and clear focus on the generic pharmaceuticals industry,” said Michael Keenley, vice president of Marketing and Operations, Zydus Pharmaceuticals, a CDC Software generics customer. “The Ross Enterprise solution, specifically those modules related to contract management and chargebacks, provides us with an efficient, cost-effective way to address some of the most pressing requirements we have within our industry.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Ross Enterprise for Life Sciences
Ross Enterprise for Life Sciences is CDC Software’s comprehensive suite of applications for the Life Sciences industry.  From emerging biotechnology firms to billion-dollar drug manufacturers, Ross Enterprise solutions are designed with an in-depth understanding of the critical  operations of the Life Sciences industry with key functionality in: forecasting and planning, formula management, inventory control, manufacturing management, quality control, lot tracing, product costing, customer service and business analytics. The system provides cGxP compliant transaction processing and work flow systems for materials management, manufacturing, financials and the extended life science supply chain.  Ross Enterprise is used to streamline the transition from clinical trials to commercial manufacturing, and facilitate effective management of in-house and outsourced manufacturing.  Ross Enterprise is used worldwide by more than 1,200 companies including Bioconvergence, Mission Pharmacal (Citracal®), Cambrex, Crown Laboratories/Del-Ray Dermatologicals (Blue Lizard® sunscreen) and Anabolic Labs.  For more information, visit www.rossinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross Enterprise to address the needs of life sciences customers. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the life sciences industry; the continued ability of Ross’ solutions to address industry-specific requirements of companies in the life sciences industry; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow life sciences companies to compete more effectively and changes in the type of information required to compete in the life sciences industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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